Exhibit 99.1

Southern Sauce Company, Inc. Announces Annual 2008 Financial Results
Tuesday September 30, 11:00 am ET

- Revenues for Fiscal Year 2008 Increased 40% Year-over-Year to $32.4 Million
- Net Income for Fiscal Year 2008 Increased 53% Year-over-Year to $10.1 Million with Basic EPS of $0.46
- Fiscal Year 2008 Gross Margins 59.2%, Net Margin 31.2%
- $21.3 Million Cash and Cash Equivalents on June 30, 2008

TIANJIN, China, Sept. 30 /PRNewswire-FirstCall/ -- Southern Sauce Company, Inc. (OTC Bulletin Board: SOSA - News; the "Company") (Southern Sauce Company, Inc. and Tianjin Shengkai Industrial Technology Development Co., Ltd., the entity through which the Company operates its business, are herein referred to as "Shengkai"), a market leader in the design, manufacturing and sales of ceramic valves, the manufacturing and sales of high-tech ceramic materials, technical consultation and services, and the import and export of ceramic valves and related technologies, announced annual 2008 financial results ended June 30, 2008.

Year Ending June 30, 2008 Financial Results

Revenue for the year ended June 30, 2008 was $32,355,693, an increase of $9,230,945 or 39.9% from $23,124,748 for the comparable period in 2007. The increase was primarily attributable to customer base expansion. Similar to the last two fiscal years, majority of revenue in fiscal year 2008 came from customers in the electric power, petrochemical and chemical and metallurgy industries.

Gross profit for the year ended June 30, 2008 was $19,144,085, an increase of $5,263,929 or 37.9% compared to $13,880,156 for the comparable period in 2007. The gross profit margin for the year ended June 30, 2008 decreased slightly to 59.2% from 60.0% for the comparable period in 2007. This was primarily attributable to costs related to the provision of sample products and promotional discounts to new customers to increase their confidence in Shengkai's products, as well as to increases in raw material costs.

Selling expenses for the year ended June 30, 2008 was $2,951,888, an increase of $312,639, or 11.8%, from $2,639,249 for the comparable period in 2007. The major selling expense was commission paid to the agents for introducing new customers to Shengkai which was approximately $2.6 million in the year ended June 30, 2008, an increase of approximately $0.4 million or 18.2% from approximately $2.2 million in the year ended June 30, 2007. Another major selling expense was traveling expense which was $76,907 in the year ended June 30, 2008, an increase of $35,346 from $41,561 in the year ended June 30, 2007. This increase was mainly attributable to more frequent travel to meet new local and oversea customers.

Income tax for the year ended June 30, 2008 was $4,138,860, an increase of 26% or $854,031 from $3,284,829 for the comparable period in 2007. The increase was primarily attributable to the increase in sales. The PRC government decreased the income tax rate on enterprises from 33% to 25% since January 1, 2008, which reduced income tax expenses by nearly $0.6 million from those expenses that would have been incurred if the previous tax rate was applied.

The Company had approximately $21.3 million in cash and cash equivalents on June 30, 2008. Stockholders' equity was approximately $37.2 million, with total assets of approximately $39.8 million and total liabilities of approximately $2.6 million. For the fiscal year of 2008, the Company generated approximately $9.9 million in cash from operations.

About Southern Sauce Company, Inc.

Southern Sauce Company, Inc. operates its business through Tianjin Shengkai Industrial Technology Development Co., Ltd. ("Shengkai"). Shengkai is engaged in the design, manufacturing and sales of ceramic valves, the manufacturing and sales of high-tech ceramic materials, technical consultation and services, and the import and export of ceramic valves and related technologies. These industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves.

Shengkai develops ceramic products with more than 700 types and specifications in 32 series, under nine categories. Of these, Chinese patents have been obtained for 12 products, and applications for nine more are pending. Shengkai's products have won the title of "National Key New Product" in China four times from 1999-2003 and won a silver medal at the Shanghai International Industry Fair in 2002.

Shengkai's products are exported to North America, the Asia-Pacific region and all provinces, cities and autonomous regions in China except Tibet. Totaling over 300 customers, after a six-year application process, Shengkai became a supplier of China Petroleum & Chemical Corporation in 2005 and a member of the PetroChina supply network in 2006.

Source: Southern Sauce Company, Inc.